Exhibit 99.2

ANALEX’S ADVANCED BIOSYSTEMS SUBSIDIARY AWARDED
NEW $3 MILLION BIODEFENSE CONTRACT BY DARPA

Alexandria, VA, August 1, 2002 – Analex Corporation (OTC BB: ANLX) today announced that its Advanced Biosystems, Inc. subsidiary has been awarded a new $3 million contract by the Defense Advanced Research Projects Agency (DARPA). This eight-month contract builds upon medical biodefense research findings previously funded by DARPA, and initiates studies to develop immune system research models. Other members of Advanced Biosystems’ team include George Mason University, Sciperio, Inc., Southern Research Institute, and Structural Bioinformatics, Inc.

The research is being conducted under the direction of Advanced Biosystems’ Vice Chairman and Chief Scientist, Dr. Ken Alibek, who has vast experience in the development of these and other novel methods of prophylaxis (prevention) and treatment of a broad spectrum of infectious diseases. This new biodefense contract focuses on researching ways to enhance the body’s innate immune response against a wide variety of biological weapons threats. The areas under investigation will include an expansion of prior in vitro and in vivo studies of the effects of certain cytokines and other modulators of the innate immune response; the computer modeling, design, construction, and in vitro testing of a new peptide designed to mimic the immunomodulating effects of a specific cytokine; and initial studies of various tissue deposition techniques to be used in creating a three-dimensional model of mucosal immunity.

“We are gratified that our prior research has yielded promising results, and we are pleased to continue working with DARPA to develop advanced protection against biological threat agents,” Dr. Alibek stated. “Under this contract we will also continue the development, and small animal in vivo testing, of prototype biodefense products. Our Company continues to explore opportunities to license its developing technology to, or seek a joint venture with, a partner to complete the necessary clinical trials, regulatory approvals, and the development, manufacturing, and marketing of any future products that might arise from this work,” he added.

Analex’s President and Chief Executive Officer, Sterling Phillips, commented, “We are pleased with the continuing recognition of Advanced Biosystems’ efforts to develop protection against biological agents that may be used in warfare or terrorist attacks. This research is an important component of Analex’s commitment to supporting national security.”

ANALEX specializes in developing intelligence, systems engineering and biodefense solutions in support of our nation’s security. Analex focuses on designing, developing and testing aerospace products and systems; developing innovative technical solutions for the intelligence community, analyzing and supporting defense systems; and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The Company’s stock trades on the OTC Electronic Bulletin Board under the symbol ANLX. The Company can be found on the Internet at www.analex.com. Analex investor relations can be contacted at (703) 329-9400 or via email at agordon@hadron.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.